Amendment no. 1 to pricing supplement dated October 26, 2017 To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 1-I dated April 15, 2016	Registration Statement No. 333-209682 Dated October 31, 2017 Rule 424(b)(8)

$444,000

Callable Step-Up Fixed Rate Notes due October 30, 2032

Notwithstanding anything to the contrary set forth in the pricing supplement dated October 26, 2017, related to the notes referred to above (the “pricing supplement”), the fees and commissions and proceeds to issuer are as set forth below:

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per note	$1,000	$15.5372	$984.4628
Total	$444,000	$6,898.50	$437,101.50

(1) The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  These selling commissions will vary and will be up to $16.50 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

CUSIP:	48128GE48

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-19 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency and are not the obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated October 26, 2017:

http://www.sec.gov/Archives/edgar/data/19617/000089109217007710/e76245_424b2.htm

•	Product supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000089109216014194/e00048_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf